FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 9, 2011	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Provides Update on Poland and US Operations

Salt Lake City, August 9, 2011 – FX Energy, Inc. (NASDAQ: FXEN) today provided an update regarding ongoing exploration activity in Poland and the US.

FENCES CONCESSION

Plawce-2 Tight Gas Well

The Plawce-2 tight gas well has reached total depth of 4,200 meters.  Gas shows were encountered as expected in the Rotliegend sandstone.  The well now will be logged and tested.  Based on those results a decision will be made about completion options, including an unstimulated vertical completion, a vertical frac or an unstimulated horizontal leg.

Komorze-3 and Mieczewo Wells

The Company currently anticipates spudding two more wells yet this year in the Fences concession:  Komorze-3 and Mieczewo.  Komorze-3 is planned to test a 3-D defined satellite structure approximately 4 kilometers north of the Lisewo-1 Rotliegend discovery made earlier this year.  The Company anticipates drilling additional satellite structures near the Lisewo-1 discovery in 2012.

The Mieczewo well is planned to test a 3-D defined Rotliegend structure approximately 5 kilometers from the Kromolice production facility, which commenced operations mid-year.

Lisewo SE prospect

Field work on an approximately 270 square kilometer 3-D acquisition program is more than 50% complete.  The 3-D seismic is focused on a large, 2-D defined Rotliegend structure, Lisewo SE, located on strike southeast of this year’s Lisewo-1 discovery.  The Company currently anticipates that the seismic will be available to remap the structure and select a drillsite about year end.  Subject to the 3-D mapping, the Company anticipates drilling a well in the Lisewo SE structure in the first half of 2012.

PGNiG owns 51% and operates in the Fences concession; FX Energy owns 49%.

WARSAW SOUTH CONCESSION

Machnatka Well

The Machnatka well is the first of a planned four well program in 2011 and 2012 to test for oil and gas in Zechstein and Carboniferous horizons in the Company’s 880,000 acre Warsaw South concession.  Machnatka was drilled to a total depth of 4,500 meters, approximately 900 meters deeper than originally planned.  The shallower Zechstein reef objective in the well was not as thick as expected.  The Carboniferous sands were deeper than expected and lacked robust porosity development.  However, the well did encounter gas shows (methane, ethane, propane) in Carboniferous sands and did encounter the K and I sand intervals in the Carboniferous, which are known productive in the eastern part of the concession.  The Machnatka well was cored in the prospective horizons, logged and will be plugged and abandoned as a dry hole.

“We are encouraged by the presence of Carboniferous sands including the K and I sands that produced gas and oil in the Wilga well located in block 255 east of Machnatka.  The fact that these two sands are present deeper in the Machnatka well, and had good background gas and decent gas shows, confirms that we are in the right neighborhood for hydrocarbon accumulation,” said Andy Pierce VP of Operations for FX Energy.  “We are currently evaluating our seismic data to determine a possible updip location where better reservoir characteristics are expected.”

Additional work in the Warsaw South concession is planned for the remainder of 2011 and 2012, including additional seismic acquisition and up to three more wells.

FX Energy owns 51% and operates in the Warsaw South concession; PGNiG owns 49%.

KUTNO CONCESSION

Kutno-2 well

The Kutno-2 location has been completed and a rig is currently moving onto the well location.  The well is expected to spud on August 25th.  The current rig will be used to drill the first sections of the well prior to moving Nafta Pila’s larger IDM 2000 rig onto location for the bottom sections of the well.  The Kutno-2 well is planned to test a large (approximately 35,000 acres or 140 square kilometers) 2-D defined Rotliegend structure at a depth of approximately 6,500 meters (21,000 feet).  FX Energy is the operator and will be 50% owner of the Kutno concession; PGNiG will earn 50%.

NORTHWEST CONCESSION

Plonsko prospect

Mapping is being completed on a large (approximately 20 square kilometers or 5,000 acres) Rotliegend target in the Company’s Northwest Concession.  The Company recently completed 2D seismic acquisition and a drillsite is expected to be selected within the next few months.  The Company plans to drill this prospect this year or next.  FX Energy is the owner and operator of the 620,000 acre Northwest concession.

MONTANA

Alberta Bakken

In Montana, the Company is in the early stages of appraising the Bakken oil potential in approximately 75,000 net acres.  The Company plans to commence fracturing operations later this week on its first two vertical wells in this Alberta Bakken play.  Over the next several weeks we will flow back, test and monitor productivity in these wells.

If the wells perform as planned, the Company intends to drill a horizontal leg in one of these wells, the Anderson 14-29 in early September.  Immediately thereafter we plan to spud the third vertical well in the program.  Depending upon results the Company expects to drill one or two horizontal Bakken wells before year end.

FX Energy is operator and holds a one-third working interest in approximately 75,000 net acres; American Eagle Energy, Inc., and Big Sky Operating, LLC, each own a one-third working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional reports or visit FX Energy’s website at www.fxenergy.com.